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                                                                    EXHIBIT 11.1

                     THE PMI GROUP, INC. AND SUBSIDIARIES

               COMPUTATION OF RESTATED NET INCOME PER SHARE /1/


                                                  Three Months Ended
                                                       March 31,
(in thousands, except for per share data)           2000      1999
                                                  --------  --------
Basic net income per common share:

   Net income                                      $59,990   $43,652
   Average common shares outstanding                44,065    45,231
                                                   -------   -------
       Basic net income per common share:          $  1.36   $  0.97
                                                   =======   =======

Diluted net income per common share:

   Net income                                      $59,990   $43,652
                                                   -------   -------
   Average common shares outstanding                44,404    45,231
   Net shares to be issued upon exercise of
     dilutive stock options after applying
     treasury stock method                             363       107
                                                   -------   -------
   Average shares outstanding                       44,767    45,338
                                                   -------   -------
       Diluted net income per common share         $  1.34   $  0.96
                                                   =======   =======

(1) Restated to conform with Statement of Financial Accounting Standards No. 128, Earnings per Share.

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